Filed pursuant to Rule 433

Registration No. 333-214613

August 23, 2017

Final Term Sheet
USD 4,000,000,000 1.500 % Global Notes due 2019

Terms:

Issuer:	KfW
Guarantor:	Federal Republic of Germany
Aggregate Principal Amount:	USD 4,000,000,000
Denomination:	USD 1,000
Maturity:	September 9, 2019
Redemption Amount:	100%
Interest Rate:	1.500% per annum, payable semi-annually in arrears
Date of Pricing:	August 23, 2017
Closing Date:	August 30, 2017
Interest Payment Dates:	March 9 and September 9 in each year
First Interest Payment Date:	March 9, 2018 (for interest accrued from, and including, August 30, 2017 to, but excluding, March 9, 2018)
Interest Payable on First Interest Payment Date:	USD 31,500,000 (for aggregate principal amount of USD 4,000,000,000)
Currency of Payments:	USD
Price to Public/Issue Price:	99.952%
Underwriting Commissions:	0.075%
Proceeds to Issuer:	99.877%
Format:	SEC-registered global notes
Listing:	Luxembourg Stock Exchange (regulated market)
Business Day:	New York
Business Day Convention:	Following, unadjusted
Day Count Fraction:	30/360
Governing Law/Jurisdiction:	German law; District Court Frankfurt am Main
Gross-Up:	No gross-up if tax deduction or withholding is imposed
Cross-Default:	None
Clearing System:	DTC (deliverable through CBL and Euroclear)
ISIN:	US500769HN71
CUSIP:	500769HN7
Selling Restrictions:	European Economic Area, UK, Japan, Canada, Hong Kong
Ratings of Issuer:[1]	Aaa by Moody’s Investors Service, AAA by Scope Ratings and AAA by S&P Global Ratings
Managers:	BofA Merrill Lynch BNP PARIBAS J.P. Morgan
Stabilization Manager:	Merrill Lynch International
Registrar:	The Bank of New York Mellon SA/NV, Luxembourg Branch
Paying Agent:	The Bank of New York Mellon
Additional Paying Agent:	The Bank of New York Mellon, Filiale Frankfurt am Main

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. The prospectus supplement relating to the notes is available under the following link: https://www.sec.gov/Archives/edgar/data/821533/000119312516772784/d291860d424b3.htm.

KfW’s base prospectus relating to the notes is available through the following link: https://www.sec.gov/Archives/edgar/data/821533/000119312516772757/d291282d424b3.htm.

Alternatively, Merrill Lynch International will arrange to send you the prospectus, which you may request by calling toll-free: +1-800-294-1322.

1  A security rating is not a recommendation to buy, sell or hold securities. Ratings are subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.